AMENDED

APPENDIX B

Effective As of April 18, 2025

Custody Agreement Between

The Huntington National Bank and Valued Advisers Trust

Series of the Trust

Belmont Theta Income Fund

BFS Equity Fund

Summitry Equity Fund

Dana Epiphany Equity Fund

Dana Large Cap Equity Fund

Dana Epiphany Small Cap Equity Fund

Sound Mind Investing Fund

SMI Multi-Strategy Fund

SMI Dynamic Allocation Fund

Signature: /s/ Carol J. Highsmith

Date: 4/22/2025